SALE AND PURCHASE AGREEMENT


                                     between


                              DERBY NEDERLAND B.V.

                                   (as Seller)


                                       and


                              GAZELLE HOLDING B.V.

                                 (as Purchaser)

                                       and


                           THE DERBY CYCLE CORPORATION

                                 (as Warrantor)


                   in relation to all shares in the capital of

                            KONINKLIJKE GAZELLE B.V.

                                  (the Company)



                                  15 June 2001



                                   Van Doorne
                              De Lairessestraat 133
                                 P.O. Box 75265
                                1070 AG Amsterdam
                                 The Netherlands

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                                      INDEX

CLAUSE                                                                      PAGE

1     Interpretation...........................................................2
2     Sale, purchase and transfer of the Shares................................6
3     Purchase Price...........................................................7
4     Adjustment Purchase Price................................................8
5     Conditions precedent.....................................................9
6     Pre Completion and other undertakings...................................10
7     Completion..............................................................12
8     Warranties..............................................................12
9     Indemnities.............................................................15
10    Escrow Account..........................................................17
11    Settlement intercompany debt and fiscal unity matters...................17
12    Resignation of supervisory directors....................................19
13    Announcements to third parties..........................................19
14    Notices and other announcements to Parties..............................19
15    Further assurances and other provisions.................................20
16    Waiver of right to rescission...........................................20
17    Non-competition and confidentiality.....................................21
18    Binding effect; assignment and transfer of contract rights..............21
19    Partial invalidity......................................................22
20    Fees and costs..........................................................22
21    Entire Agreement........................................................22
22    Applicable law, dispute settlement and conflict of interest.............22
23    Counterparts............................................................23

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                                    SCHEDULES

NUMBER

1.       Accounts
2.       Data Room Documents
3.       Deed of Transfer
4.       Disclosed Information
5.       Disclosure Letter
6.       Resignation Letters
7.       Warranties
8.       Tax indemnities
9.       Escrow Agreement
10.      Management Accounts
11.      Draft Effective Date Balance Sheet
12.      Conditions precedent Clause 5.1 (d)

                           SALE AND PURCHASE AGREEMENT


THIS AGREEMENT is made the 15th day of June 2001 between:

(1) DERBY NEDERLAND B.V., a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID), incorporated under the laws of The Netherlands, having its statutory seat in Amsterdam, The Netherlands ("SELLER");

(2) GAZELLE HOLDING B.V., a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID), to be incorporated under the laws of The Netherlands, having its statutory seat in Utrecht ("PURCHASER"); and

(3) THE DERBY CYCLE CORPORATION, a company incorporated under the laws of Delaware, having its statutory seat in Wilmington, Delaware, United States of America ("WARRANTOR");

WHEREAS:

(A) Seller is the holder of all issued and paid-up shares (the "SHARES", to be defined in more detail hereinafter) in the capital of KONINKLIJKE GAZELLE B.V., a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID), incorporated under the laws of The Netherlands, having its statutory seat in Dieren, The Netherlands (the "COMPANY");

(B)      Warrantor is the ultimate parent company of Seller;

(C) Seller has decided to divest the entire issued and paid-up share capital in the Company and in regard thereto has invited interested potential purchasers to make an offer for the purchase of the Shares;

(D) Purchaser has on 29 March 2001 submitted a non-binding preliminary offer for the Shares on the basis of and subject to the information contained in the Information Memorandum (as defined below), whereupon Seller has short-listed Purchaser and has invited Purchaser to submit a binding final offer for the Shares;

(E) Seller has caused the Company and its advisors to prepare a Data Room (as defined below), containing certain due diligence information in relation to the business conducted by the Company;

(F) Seller subsequently permitted Purchaser and its advisors access to the Data Room;

(G) Purchaser was then given the opportunity to meet with the management of the Company, visit the premises of the Company, ask questions and to review further the Data Room information as deemed necessary;

(H) Following this procedure, Purchaser has made a final offer for the Shares by letter dated 3 May 2001, subject to the terms and conditions set forth therein, on the basis

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                                                                           - 2 -

         whereof Seller has selected Purchaser as a candidate to negotiate a share purchase agreement;

(I) In respect of the acquisition contemplated by this Agreement, Purchaser and Seller have to their mutual satisfaction finalised the consultation process with the appropriate trade unions pursuant to the SER Merger Code (SER-BESLUIT FUSIEGEDRAGSREGELS 1975) and the applicable Collective Labour Agreements (COLLECTIEVE ARBEIDSOVEREENKOMSTEN) and they have notified the SER Merger Committee (SER COMMISSIE VOOR FUSIEAANGELEGENHEDEN);

(J) The Works Council of the Company has given a positive advice with respect to the transactions contemplated by this Agreement;

(K) Seller is willing to sell the Shares to Purchaser, and, in reliance upon - INTER ALIA - the Warranties and undertakings set forth in this Agreement, Purchaser is willing to purchase the Shares from Seller subject to the terms and conditions of this Agreement; and

(L) Each of Seller and Purchaser has taken all necessary corporate action and obtained any and all necessary internal and external approvals, consents and permits for the acquisition contemplated by this Agreement, except for such approvals and consents which are pending as a condition precedent as set forth below;

HAVE AGREED as follows:

1        INTERPRETATION

1.1 In this Agreement the following capitalised words shall have the following meanings:

         (a) "ACCOUNTS" means the Company's audited annual accounts, consisting of a balance sheet as of the Last Accounting Date and a profit and loss account for the financial year ending on the Last Accounting Date, together with the explanatory notes thereto, and to which the Company's chartered accountants have issued their unqualified opinion (GOEDKEURENDE VERKLARING) within the meaning of Section 2:393 of the Dutch Civil Code (BURGERLIJK WETBOEK), attached hereto as SCHEDULE 1;

         (b) "AGREEMENT" means this agreement, including the recitals, with the Schedules and Annexes thereto;

         (c)      "ANNEXES" means the annexes to the Warranties;

         (d) "APPENDICES" means the appendices to the Schedules other than the Warranties;

         (e) "ARTICLES OF ASSOCIATION" means the current articles of association of the Company and/or the Subsidiary, as the case may be;

         (f) "BUSINESS DAY" means any day other than a Saturday or Sunday or a public holiday in The Netherlands;

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         (g)      "COMPANIES" means the Company and the Subsidiary, collectively and individually;

         (h) "COMPANY" means Koninklijke Gazelle B.V. as described in more detail in the recitals to this Agreement;

         (i) "COMPLETION" means the completion of the sale, purchase and transfer of the Shares by the carrying out each of the steps listed in Clause 7;

         (j) "COMPLETION DATE" means the date set for Completion pursuant to Clause 7;

         (k) "DATA ROOM" means the data room made available to Purchaser and its advisors in the offices of Regus and Van Doorne at Amsterdam from 10 to 23 April 2001 and 14 up to and including 16 May 2001;

         (l) "DATA ROOM DOCUMENTS" means the documents with respect to the Companies made available to Purchaser and its advisors in the Data Room, which documents are listed in SCHEDULE 2;

         (m) "DEED OF TRANSFER" means the notarial deed of transfer of Shares in the form attached hereto as SCHEDULE 3;

         (n) "DISCLOSED INFORMATION" means any and all information in relation to the Companies known or available to Purchaser and its advisors, as included in (i) the Information Memorandum,
                  (ii) the Data Room Documents, (iii) any information made available by or on behalf of Seller during the Due Diligence Investigation as listed in SCHEDULE 4, and (iv) any information recorded in the Commercial Register;

         (o) "DISCLOSURE LETTER" means the disclosure letter from Seller to Purchaser of even date herewith attached hereto as SCHEDULE 5, to be countersigned for acceptance by Purchaser for the purpose of identifying the matters which Seller thereby disclose against the Warranties;

         (p) "DUE DILIGENCE INVESTIGATION" means the investigation by and on behalf of Purchaser into the financial, operational, legal, environmental and tax aspects of the Company from 9 April 2001 to 6 June 2001;

         (q)      "EFFECTIVE DATE" means 2 June 2001;

         (r) "EFFECTIVE DATE BALANCE SHEET" means the Companies' consolidated balance sheet as of the Effective Date, to be prepared in a manner consistent with the procedures and policies, bases and methods of valuation adopted in the preparation of the Management Accounts;

         (s) "EMPLOYEE BENEFIT PLANS" has the meaning ascribed to it in Clause 9.3 of the Warranties;

         (t)      "ESCROW ACCOUNT" has the meaning ascribed thereto in Clause
                  10.1;

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                                                                           - 4 -

         (u)      "ESCROW AGENT" has the meaning ascribed thereto in Clause
                  10.1;

         (v)      "ESCROW AGREEMENT" has the meaning ascribed thereto in Clause
                  10.2;

         (w) "ESCROW AMOUNT" means the amount of EUR 10,000,000 (ten million Euro);

         (x)      "INDEMNITIES" means the indemnities set forth in Clause 9;

         (y) "INFORMATION MEMORANDUM" means the information memorandum prepared by Lazard Brothers & Co., Limited, dated March 2001, in relation to the Companies;

         (z) "INTELLECTUAL PROPERTY RIGHTS" has the meaning ascribed to it in Clause 8.1 of the Warranties;

         (aa)     "INTEREST RATE" means Euribor plus 150 basis points;

         (bb)     "LAST ACCOUNTING DATE" means 30 November 2000;

         (cc) "MANAGEMENT ACCOUNTS" means the management accounts of the Company as per the Effective Date, attached hereto as SCHEDULE 10;

         (dd) "NET DEBT" means any and all interest bearing debt less any cash and receivables of Seller's Group Companies, which debt, at Completion, shall not exceed EUR 10,000,000 (ten million
                  Euro);

         (ee)     "NET EQUITY" means the net shareholders equity (EIGEN
                  VERMOGEN);

         (ff) "NOTARY" means Mr. R.J. Lijdsman, civil law notary (NOTARIS) in Amsterdam, or his deputy (PLAATSVERVANGER);

         (gg)     "PARTIES" means the parties to this Agreement;

         (hh) "PROJECTED BALANCE SHEET" means the projected balance sheet as per the Effective Date included in Annex 10 to the Warranties;

         (ii) "PURCHASE PRICE" means as per Clause 3, the purchase price payable by Purchaser to Seller in consideration for the Shares;

         (jj) "PURCHASER" means Gazelle Holding B.V., as described in more detail above;

         (kk) "PURCHASER'S GROUP COMPANY" means Purchaser and from time to time any direct or indirect subsidiary;

         (ll) "RESIGNATION LETTERS" means the resignation letters in the form attached hereto as SCHEDULE 6;

         (mm)     "SCHEDULES" means the schedules to this Agreement;

         (nn) "SELLER" means Derby Nederland B.V. as described in more detail above;

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         (oo)     "SELLER'S GROUP COMPANY" means Seller and from time to time any direct or indirect subsidiary or a direct or indirect holding or parent company of Seller or any direct or indirect subsidiary of a holding or parent company of Seller;

         (pp) "SHARES" means as at the Completion Date, all issued and outstanding shares in the capital of the Company, consisting of 2,500 shares, numbered 1 up to and including 2,500, with a par value of NLG 1,000 each;

         (qq) "SUBSIDIARY" means N.V. Dierense Maatschappij tot Exploitatie van Woningen en Assurantien, a private company with limited liability incorporated under the laws of The Netherlands, having its statutory seat in Dieren, The Netherlands;

         (rr) "SUBSIDIARY SHARES" means as at the Completion Date, all issued and outstanding shares in Dierense, consisting of 210 shares, numbered 1 up to and including 210, with a par value of NLG 500 each;

         (ss) "TAX" means for any jurisdiction all local (municipal), state, provincial, regional and national taxes and other taxes levied for public purposes and social security contributions, whether direct or indirect, due or payable to any government or any political subdivision thereof, whether by withholding or otherwise, including, but not limited to, corporate income tax, capital tax, wage withholding tax, social security contributions, including both national insurance contributions ("VOLKSVERZEKERINGEN") and employee social insurance contributions ("WERKNEMERSVERZEKERINGEN"), transaction taxes, dividend withholding tax, real and personal property tax, environmental taxes and (stamp) duties and value added tax, including any levy, duty, excise, charge, premium, tax or social security contribution and any interest and penalties relating thereto;

         (tt) "THIRD-PARTY BANK ACCOUNT" means the third-party bank account (DERDENREKENING) of the Notary with ABN AMRO Bank N.V. at Amsterdam, account number 55.58.86.999;

         (uu) "WARRANTIES" means any and all of the representations and warranties set forth in SCHEDULE 7; and

         (vv) "WARRANTOR" means The Derby Cycle Corporation as described in more detail above.

1.2 Where any reference is made in this Agreement to the "ORDINARY COURSE OF BUSINESS" of the Company, such reference should be construed as a reference to the activities conducted by the Company in the twelve months period prior to the date of this Agreement and as described in the Information Memorandum.

1.3      In this Agreement, a reference to:

         (a) a "SUBSIDIARY" is to be construed in accordance with Section 2:24 (a) of the Dutch Civil Code (BURGERLIJK WETBOEK);

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                                                                           - 6 -

         (b) a document in the "AGREED FORM" is a reference to a document in a form approved and for the purposes of identification signed by or on behalf of each Party;

         (c) a statutory provision includes a reference to a statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision before the date of this Agreement;

         (d) singular words shall include the plural and VICE VERSA and words in a particular gender shall include all genders, unless the context requires otherwise;

         (e) a person includes a reference to a body corporate, association or partnership;

         (f) a person includes a reference to that person's legal personal representatives and successors; and

         (g) a Clause or Schedule, unless indicated to the contrary, is a reference to a Clause of or Schedule to this Agreement.

1.4 The recitals, Schedules and Annexes to this Agreement form an integral part hereof.

1.5 In this Agreement, Clause headings are inserted for convenience purposes only and shall not affect the construction of this Agreement.

1.6 Where any of the Warranties is qualified by the expression "TO THE BEST OF WARRANTOR'S OR SELLER'S KNOWLEDGE" or any similar expression, this means that the matters stated in the Warranty concerned is limited to
         (i) the knowledge which Warrantor or Seller has, and (ii) the knowledge which Mr. K. Dantuma has in his capacity as managing director of the Company, in both events after having made due and careful inquiries of the matters stated in the Warranties.

1.7 English language words used in this Agreement intend to describe Dutch legal concepts only and the consequences of the use of these words in English law or any other foreign law shall be disregarded. In the event of a discrepancy between an English language word and a Dutch language word used to clarify the same, the meaning of the Dutch language word shall prevail.

2        SALE, PURCHASE AND TRANSFER OF THE SHARES

2.1 Subject to the terms and conditions of this Agreement, Seller hereby sells the Shares to Purchaser and Purchaser hereby purchases the Shares from Seller. As between Seller and Purchaser, the sale and purchase of the Shares shall have effect from the Effective Date, to the effect that all benefits and obligations of any nature whatsoever accrued in respect of the Shares after the Effective Date are for the Purchaser, without prejudice to the other provisions in this Agreement. Seller covenants with Purchaser that on Completion it will have the right to sell and transfer full legal and beneficial title to the Shares to Purchaser, free from any pledges, usufruct and other encumbrances and other (security) rights exercisable by third parties.

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2.2      Subject to the terms and conditions of this Agreement, Seller shall transfer title to the Shares to Purchaser, and Purchaser shall accept the same from Seller, on the Completion Date through the execution of the Deed of Transfer, also containing acknowledgement of such transfer by the Company, before the Notary.

2.3 Purchasers shall be entitled to nominate by notice in writing to Seller at any time up to 5 (five) Business Days prior to the Completion Date, one or more of its shareholders as Purchasers to purchase the Shares or any part thereof in which case the Parties shall procure that any such Purchaser shall become a party to this Agreement by entering into a deed of adherence following which each reference to the Purchaser in this Agreement (other than in this Clause 2.3 and otherwise where the context so requires) shall be construed as including a reference to the relevant Purchaser(s) in respect of the Shares to be acquired or assumed by such Purchaser(s), always provided however, that Gazelle Holding B.V. shall remain jointly and severally liable for any and all obligations hereunder and shall be the sole Party representing Purchaser hereunder.

3        PURCHASE PRICE

3.1 The purchase price shall be an amount of EUR 130,530,000 (one hundred and thirty million fivehundred thirty thousand Euro), increased with interest thereon and interest on the total aggregate amount of EUR 11,970,000 (eleven million nine hundred seventy thousand Euro) calculated at the Interest Rate over the period from the Effective Date up to the Completion Date (together the "PURCHASE PRICE"), subject to any upward or downward adjustments as set forth in Clause 4.

3.2 Purchaser shall ultimately on the Completion Date, prior to Completion, wire the Purchase Price to the Notary's Bank Account. Seller shall instruct the Notary immediately upon execution of the Deed of Transfer in the following order:

         (a)      to wire the Escrow Amount into the Escrow Account;

         (b) to wire an amount, to be specified by Chase Manhattan International Ltd. by fax to the Notary (with copy to Seller and Purchaser) on the Completion Date before 10:00 am, representing all anticipated outstandings under the Revolving Multicurrency Credit Facility dated 12 May 1998 as amended from time to time (the "FACILITY AGREEMENT") to include 105% of the outstanding Ancillary Facilities as defined in the Facility Agreement and all outstanding proper costs, fees and expenses which are for the account of Warrantor under the Facility Agreement less the Net Debt, to Chase Manhattan Bank, Frankfurt (CHASDEFX) in favour of Chase Manhattan Bank Ltd. London (CHASGB22) at account number A/C 6001600037, it being understood that out of the payment by the Notary first an amount equal to any and all outstanding proper costs, fees and expenses related to the Facility Agreement and 5% of the outstanding Ancillary Facilities as defined in the Facility Agreement shall be deemed a payment by Warrantor due under the Facility Agreement, whereafter an amount equal to the receivable of Seller's Group Companies shall (i) be deemed a payment by Seller to Curragh Finance Limited, which is then
                  (ii) deemed to be on-paid by Curragh Finance Limited to the Company in repayment of the indebtedness of Curragh Finance Limited

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                                                                           - 8 -

                  due to the Company but only to the extent of such indebtedness, and which is then (iii) deemed to be a payment by the Company in repayment of the outstandings due by it under the Facility Agreement less the Net Debt;

         (c) to wire an amount to be determined in writing at Completion and currently estimated at EUR 3,400,000 (three million four hundred thousand Euro) for the fees and expenses of certain of Seller's professional advisors in respect of this transaction to an account number to be determined in writing prior to Completion;

         (d) to wire the Euro equivalent on the Completion Date of USD 2,500,000 (two million five hundred thousand United States Dollars) to Seller's bank account to be specified in writing prior to Completion; and

         (e) to wire the remainder of the Purchase Price to The Bank of New York, ABA 021-000-018, account number GLA/111-565, account name GFU-IBW account, sub-account number 134503, reference Derby Cycle Corporation.

3.3 Purchaser shall ultimately on the Completion Date, prior to Completion, procure the Company to wire an amount equal to the actual amount of the Net Debt at Completion Date to the Notary's Bank Account. The Notary is hereby instructed immediately upon execution of the Deed of Transfer to wire the Net Debt amount to Chase Manhattan Bank, Frankfurt (CHASDEFX) in favour of Chase Manhattan Bank Ltd. London (CHASGB22) at account number A/C 6001600037, which amount when taken together with the payment set forth in Clause 3.2 (b), will discharge all outstandings under the Facility Agreement and will result in full and final settlement of any and all other interest bearing debt.

4        ADJUSTMENT PURCHASE PRICE

4.1 At the date of this Agreement, the Company has prepared a draft of the Effective Date Balance Sheet (reflecting amongst other things the sale and transfer by the Companies of 8 (eight) residential properties as set forth in Clause 6.1 of the Warranties and Clause 11.3 of this Agreement), attached to this Agreement as SCHEDULE 11, and Seller submits the same hereby for approval to Purchaser.

4.2 Within 30 Business Days of the receipt by Purchaser of the draft Effective Date Balance Sheet, Purchaser shall confirm to Seller whether or not it agrees with the draft Effective Date Balance Sheet, giving written details on any matter in dispute, failing which the draft Effective Date Balance Sheet shall be deemed to be final.

4.3 If Purchaser submits a timely notice disputing the draft Effective Date Balance Sheet, Purchaser and Seller shall meet with a view to reaching agreement on the disputed items within 20 Business Days after such notice. If agreement is reached on the disputed items, the (revised) draft Effective Date Balance Sheet shall be the Effective Date Balance Sheet for the purpose of this Clause 4.

4.4 If Purchaser and Seller are unable to agree on the draft Effective Date Balance Sheet within the 20 Business Day period referred to in Clause 4.3, any matter that remains in

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                                                                           - 9 -

         dispute shall within 10 Business Days thereafter be referred to an independent accountant (the "INDEPENDENT ACCOUNTANT"), at the request of either Party appointed by the President of the NIVRA (NEDERLANDS INSTITUUT VOOR REGISTER ACCOUNTANTS) (acting as an expert ("BINDEND ADVISEUR") and not as an arbitrator).

4.5 The Independent Accountant shall be instructed to make and communicate his decision with respect to any matters in dispute to each of Purchaser and Seller within 20 Business Days of his appointment. Such decision shall be final and binding upon the Parties. Following settlement of any such matter in dispute, the draft Effective Date Balance Sheet shall be finalised in accordance with that settlement and shall, in final form, constitute the Effective Date Balance Sheet. The allocation of the fees and expenses of the Independent Accountant between Seller and Purchaser shall be determined by the Independent Accountant.

4.6 Within 10 Business Days of the earlier of (i) the date that the draft Effective Date Balance Sheet becomes final pursuant to Clause 4.2, (ii) the date that the Parties reach agreement thereon pursuant to Clause 4.3, or (iii) the date that the Independent Accountant renders its decision pursuant to Clause 4.5, an adjustment to the Purchase Price shall be made, on a Euro for Euro basis, for any difference between the Net Equity of the Companies per the Effective Date as shown in the final Effective Date Balance Sheet and EUR 14,946,612 (fourteen million nine hundred forty six thousand six hundred twelve Euro) (as shown in the Projected Balance Sheet). Any amount so due and payable shall become payable within 10 Business Days after final determination as set forth above in this Clause 4.6, and shall be increased with interest at the Interest Rate over the period from the Effective Date to the date of payment.

5        CONDITIONS PRECEDENT

5.1 The sale and purchase of the Shares are subject to the following conditions precedent (OPSCHORTENDE VOORWAARDEN) being satisfied in accordance with this Clause 5:

         (a)      the Dutch competition authority (NEDERLANDSE
                  MEDEDINGINGSAUTORITEIT or NMA) having authorized (or not objected within the statutory time period) the sale and purchase of the Shares pursuant to this Agreement, including Clause 17;

         (b) no breach of the covenants set forth in Clause 6.1 having taken place which has a material adverse impact on the business of the Companies;

         (c) no material adverse change having occurred in respect of the business of the Companies which has a negative effect on the projected EBIT for 2001 of at least 10% (ten percent); and

         (d) the conditions precedent set forth in SCHEDULE 12 have been met.

5.2 Parties shall use their best efforts to satisfy the conditions in Clause 5.1 (a) as soon as possible after signing this Agreement. If at any time Purchaser or Seller becomes aware of any fact or circumstance which might prevent the conditions set out in Clause 5.1 from being satisfied before Completion, it shall inform the other Parties as soon as practically possible. Parties shall negotiate in good faith to find a solution.

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                                                                          - 10 -

5.3 If on or before 10:00 am Netherlands time on the date set for Completion in Clause 7 the conditions set out in Clause 5.1 have not been satisfied, either Party may on that date by notice to the other
         Parties:

         (a) postpone Completion one or more times but not beyond a date more than 60 (sixty) days after the date set for Completion in Clause 7; or

         (b) failing Completion at any new date set for Completion under Clause 5.3 (a) and provided the 60 (sixty) days referred to in Clause 5.3 (a) has expired, rescind (ONTBINDEN) this Agreement.

5.4 If a Party postpones Completion in accordance with Clause 5.3 (b), the provisions of this Agreement apply as if the date to which Completion is postponed is the date set for Completion in Clause 7.

5.5 If this Agreement is rescinded (ONTBONDEN) pursuant to Clause 5.3, all further rights and obligations of the Parties shall cease immediately upon rescission, provided, however, that rescission does not affect the obligations of the Parties pursuant to Clauses 17, 20, 21 and 22.

5.6 If this Agreement is rescinded, Purchaser may not use or disclose by any means whatsoever to any person, any information supplied to it by Seller, their employees, agents or advisors in respect of the Company and shall ensure that none of Purchaser's Group Companies' employees, agents or advisors do so, unless Purchaser is required to do so by law or if the information concerned already belongs to the public domain. Purchaser shall return to Seller on request all information supplied to it and shall ensure that its employees and advisors do the same.

6        PRE COMPLETION AND OTHER UNDERTAKINGS

6.1 During the period from Effective Date up to Completion, Seller has procured and shall procure that none of the Companies shall without the prior written consent of Purchaser, which consent shall not unreasonably be withheld:

         (a) issue or redeem any shares in its capital or make any other changes in its equity structure; or

         (b)      amend the Articles of Association; or

         (c)      enter into any unusual or abnormal contract or commitment; or

         (d) incur any expenditure on capital account exceeding EUR 25,000 for any individual item or EUR 100,000 in aggregate; or

         (e) dispose of, or cease to carry on, the whole or any material part of its undertaking or assets, whether by a single transaction or a series of transactions whether related or not, or dispose of or grant any option or right of pre-emption in respect of any part of its assets at less than the full market value of those assets; or

         (f) declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the Effective Date; or

         (g) borrow any money or make any payments out of or drawings on its bank accounts (except payments in the ordinary course of business) or make any payments to Seller's Group Companies (except in the ordinary course of business both in nature and amounts); or

         (h)      make any loan; or

         (i) enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms; or

         (j) grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

         (k) enter into or agree to enter into any joint venture, partnership or other profit sharing arrangement other than those existing at the date of this Agreement; or

         (l) enter into any transaction, agreement or arrangement other than for the benefit of the Companies; or

         (m) make any change to its bonus, profit sharing or pension arrangements; or

         (n) commence or settle any legal proceedings involving one of the Companies (in each case other than in respect of recovery of bad debts); or

         (o) make any payment in respect of the intra group payables relating to Tax; or

         (p) incur costs, fees, penalties or other extraordinary payments on its financial indebtedness other than ordinary interest payments;

         (q)      agree, conditionally or otherwise, to do any of the foregoing.

6.2 Between the date hereof and Completion, Seller shall and shall procure that the Companies shall maintain the existing insurance policies at the cost and expense of the Company, consistent with past practice.

6.3 Until 31 December 2001, Purchaser shall procure that the Company shall continue to perform the actual accounting and reporting in The Netherlands for Raleigh B.V. and any other Seller's Group Companies (other than the Companies) against payment of fees consistent with past practice on an arms' length basis.

6.4 Until completion of the selling season 1 September 2001/ 31 August 2002, Purchaser shall procure that the Company shall continue to manufacture between 3,000 and 7,000 Raleigh bikes on terms and conditions consistent with current commercial arrangements.

7        COMPLETION

7.1 Completion shall take place at the offices of Allen & Overy, Apollolaan 15, Amsterdam, The Netherlands, on the earlier of the third Business Day after the condition set forth in Clause 5.1 (a) has been fulfilled and 19 July 2001, unless otherwise agreed between Seller and Purchaser in writing and subject to the condition set forth in Clause 5.1 having been satisfied.

7.2 The Parties shall perform or procure to be performed the following (or to the extent that any of the documents or items referred to below shall have been executed or delivered before Completion, shall be deemed to have been executed or delivered) at Completion in the order set out below, it being understood and agreed that the valid execution and delivery of all of the following shall be a condition for the effectiveness of each of the following:

         (a) Seller shall produce irrevocable declarations, in the form acceptable to Purchaser, from the relevant financial institutions that the Companies are released from all (financial) indebtedness (including interest, accrued interest and penalties), liabilities, guarantees and security rights;

         (b) Seller shall sign, and Purchaser shall co-sign for agreement and acceptance, the Disclosure Letter;

         (c)      Parties and the Escrow Agent shall sign the Escrow Agreement;

         (d) Each of the supervisory directors as named in Clause 12 shall submit his resignation as supervisory director of the Companies through the execution of the Resignation Letters, confirming that he has no claim whatsoever against the Companies;

         (e)      Parties shall sign the Deed of Transfer before the Notary;

         (f) Seller shall deliver to Purchaser the original shareholders' register of the Company, duly amended to reflect the transfer of the Shares as agreed;

         (g) Parties shall instruct the Notary to release the Purchase Price and the Escrow Amount in the manner as set forth in Clause 3.2;

         (h) Parties shall do all such further acts and execute all such further documents as shall be necessary to fully effect the transactions contemplated by this Agreement.

8        WARRANTIES

8.1 Notwithstanding the provisions of Clauses 8 and 9, the Warranties and Indemnities are given by Seller and Warrantor severally and jointly. Purchaser shall, however, first bring and pursue any claim hereunder to Warrantor and only if Warrantor does not pay such claim to Purchaser subject to and in accordance with the terms and conditions of this Agreement, Purchaser shall be entitled to bring and pursue a claim against Seller. Purchaser agrees that Warrantor shall at all times be entitled to sell or liquidate Seller and that it shall not file any objections thereto as meant in Section 2:23 b paragraph 5 of the Dutch Civil Code.

8.2 Seller and Warrantor hereby represent and warrant to Purchaser that each of the Warranties shall be true, accurate and not misleading as of the date of this Agreement and as of the Completion Date, except, however, to the extent that the Warranties are qualified by matters disclosed, and accepted as such by Purchaser, in the Disclosure Letter.

8.3 Seller and Warrantor shall, subject to the provisions of this Clause 8, be liable to Purchaser for any and all damages (VERMOGENSSCHADE within the meaning of Section 6:96 of the Dutch Civil Code (BURGERLIJK WETBOEK)) resulting from any and all breaches of any one or more of the Warranties. Warrantor shall, subject to the provisions of this Clause 8, take all such action and make all such payments to Purchaser or at Purchaser's request, to any of the Companies, as may be required for Purchaser to be brought in the position it would have been in if such breach would not have occurred, always provided, however that if Purchaser requests amounts to be paid to any of the Companies, such amounts shall never exceed the amounts that would be payable by Seller or Warrantor to Purchaser. Any such payment shall be deemed to be a reduction of the Purchase Price.

8.4 Payments by Seller and Warrantor to Purchaser pursuant to this Clause 8 shall be made within 30 Business Days from an undisputed claim notice by Purchaser. In the event of dispute by Warrantor of such claim, payment shall be made within 15 Business Days from (i) Warrantor and Purchaser having reached an amicable settlement, or (ii) a final and binding arbitral award in respect of such claim.

8.5 The total liability of Seller and Warrantor together under this Clause 8 for breach of Warranties shall be limited as follows:

         (a) no liability shall exist unless the breach of the Warranties is notified in writing by Purchaser to Seller and Warrantor within eighteen (18) months from the Completion Date; however, with respect to the Warranties on Corporate (1) and Shares and Subsidiary Shares (2), such period shall be extended until 31 March 2006, and with respect to the Warranties on Taxes (5), such period shall be extended for so long as the Tax authorities can still impose any additional assessments or penalties in respect of the Accounts, increased with three months after the expiry of such term, but in any event no later than 30 October 2006;

         (b) the total liability of Seller and Warrantor together for breach of Warranties is limited to 20% (twenty percent) of the Purchase Price;

         (c) no liability of Seller and Warrantor for breach of the Warranties shall exist unless (i) the amount of any single claim exceeds EUR 50,000 ( fifty thousand Euro), whereby claims arising from the same Warranty or in respect of the same subject matter or from the same cause, set of facts or relating to the same type of asset or liability on the balance sheet, shall be considered one single claim, and (ii) the total of the amounts that can be claimed exceeds the amount of EUR 250,000 (two hundred and fifty thousand Euro); in the event that the sum of all claims exceeds this threshold, Seller and Warrantor shall be liable for the entire amount up to the maximum set forth in Clause 8.5 (b);

         (d) the liability of Seller and Warrantor for breach of the Warranties shall be reduced by any received Tax benefit, cancellation or reduction of any provision in the Accounts or in the Effective Date Balance Sheets to the extent that such provision was specifically made for matters directly in consequence of the matters giving rise to the breach concerned and provided further that the liability shall only be reduced by the amount with which the relevant provision has been cancelled or reduced, payments made under insurance policies or payments made by third parties for compensation of damages caused by such third parties to the Companies, to the extent, however, that the same is or can be obtained directly in consequence of the matter giving rise to the breach concerned; and

         (e) no liability shall exist for claims to the extent that such claims would not have arisen but for (i) any change in the applicable law or taxes or interpretation thereof (whether or not such change purports to have retroactive effect), or (ii) any change in the accounting policies of the Companies (unless required by law).

8.6 The Due Diligence Investigation shall not prejudice Purchaser from bringing any claims under the Warranties, unless and to the extent that Purchaser was aware of the breach of the Warranty involved, because the facts and circumstances giving rise thereto (i) are disclosed and/or accepted in this Agreement, and/or (ii) are made known to Purchaser in the Disclosed Information. For the purpose of this Clause 8.6 and Clause 8.7 and the related recitals, Purchaser's Due Diligence Investigation and Purchaser's knowledge shall include the knowledge of Gilde Buy-Out Fund.

8.7 Purchaser hereby declares to Warrantor that upon signing of this Agreement it has no actual knowledge of any breach of the Warranties, except to the extent that such Warranties are qualified by the Disclosure Letter. If Purchaser has any such actual knowledge, Purchaser will have no claim for any breach of the Warranties to which such actual knowledge relates, except as otherwise provided for in this Agreement.

8.8 Following Purchaser's becoming aware of a breach under the Warranties, Purchaser shall give notice to Seller and Warrantor of all the relevant facts known at that time to Purchaser as soon as possible but in any event within 8 (eight) weeks thereafter.

8.9 Purchaser shall during normal business hours provide Seller and Warrantor and its advisors reasonable access to the Companies premises and personnel and to relevant assets, documents and records within Purchaser's power of control for purposes of investigating the matter as soon as reasonably possible after Purchaser shall have made a claim arising out of an alleged breach of the Warranties and shall, furthermore, in consultation with and at the expense of Seller and Warrantor take all such reasonable action as is necessary to mitigate or eliminate the consequences of such breach. Seller and Warrantor may take copies of documents or records, and photograph, if necessary, all relevant premises and objects. All of the aforegoing in a manner as not to interfere unreasonably with the operation of the Companies.

8.10 If the claim for which Seller and the Warrantor may be held liable hereunder is the result of or connected to a liability towards or a dispute with a third party, Purchaser shall ensure that any action is taken and information and assistance is given as Warrantor may reasonably request to:

         (a) avoid, dispute, resist, appeal, compromise, defend, remedy, settle, contest or mitigate the matter and provided that Warrantor shall assume liability for the claim;

         (b) enforce against any person (other than Warrantor) any right that Warrantor or Seller may have in relation to the matter (if legally possible) and provided that Warrantor or Seller shall assume liability for the claim; and

         (c) in connection with proceedings related to the matter (other than against Warrantor or Seller) use advisors nominated by Warrantor and, at Warrantor's request, allow Warrantor the exclusive conduct of the proceedings, in each case on the basis that Warrantor shall fully indemnify Purchaser for all reasonable costs incurred as a result of a request or nomination by Warrantor and provided that shall assume liability for the claim.

8.11 Purchaser shall not admit any liability in respect of, or compromise or settle, any matters for which Seller or Warrantor is liable under this Agreement without the prior written consent of Seller or Warrantor, which consent shall not be unreasonably withheld or delayed.

8.12 Without prejudice to Clause 8.5 (d), in the event that Purchaser or any of the Companies would be entitled to a Tax-saving, insurance payment or payment by another third party at a future date in connection with a claim under the Warranties as a result of which Warrantor or Seller has paid or must pay damages to Purchaser or the Companies in accordance with this Agreement, Purchaser shall immediately upon it or any of the Companies so receiving the Tax-saving, insurance payment or payment by another third party, pay to Warrantor or Seller or procure that the Companies pay to Seller or Warrantor an amount equal to such Tax-saving, insurance payment or payment by another third party. Warrantor's external accountants shall at all relevant times be allowed reasonable access to the books and records of Purchaser and the Companies and to the working papers of the external accountants of Purchaser and the Companies in order to verify the receipt of any such Tax-savings, insurance payments and payments by other third parties as well as the respective amounts thereof, provided that the accountants shall not share any confidential information with Warrantor or Seller.

9        INDEMNITIES

9.1 Notwithstanding and without prejudice to the generality of the Warranties, Seller and Warrantor shall indemnify and keep Purchaser harmless from and against:

         (a) any and all penalties arising from the investigation of the Dutch competition authority (NMa) against the Company and its competitors into certain alleged anti-competitive activities in the Dutch cycle industry or Dutch cycle reselling market, which activities relate to the period prior to the Effective Date, currently registered with the NMa under number 1615;

         (b) any and all Tax claims arising from the matters as described in the Memorandum attached hereto as SCHEDULE 8;

         (c) 80% (eighty percent) of any and all costs to be made for cleaning-up the identified problem areas (which costs shall, before any prepayment or cancellation or reduction of any provision in the Accounts or the Effective Date Balance Sheet as meant in Clause 9.3 (c), for the purpose of this Clause 9 be limited to NLG 3,000,000 (three million Dutch guilders)) and modification of the sewer system (which costs shall, before any prepayment or cancellation or reduction of any provision in the Accounts or the Effective Date Balance Sheet as meant in Clause 9.3 (c), for the purpose of this Clause 9 be limited to NLG 550,000 (five hundred and fifty five thousand Dutch guilders)), as described in more detail in the Arcadis Report referred to in paragraph 2.4 of the Disclosure Letter;

         (d) 50% (fifty percent) of any and all costs to be made in relation to the software and any problems in connection therewith as referred to in the Disclosure Letter under paragraph 2.19, which costs shall, before any prepayment or cancellation or reduction of any provision in the Accounts or the Effective Date Balance Sheet as meant in Clause 9.3 (c), for the purpose of this Clause 9 be limited to NLG 450,000 (four hundred and fifty thousand Dutch guilders); and

         (e) the statements of joint and several liability, guarantees, indemnities or liabilities for third parties, including Seller's Group Companies, or in respect of any credit facility arrangement or loan.

9.2 No claims can be made under this Clause 9 if and to the extent that the same have been claimed under Clause 8 and VICE VERSA.

9.3 The total liability of Seller and Warrantor together under this Clause 9 shall be limited as follows:

         (a) no liability shall exist unless (i) a claim under the Indemnities as set out in Clause 9.1 (a), (c) or (d) is notified in writing by Purchaser to Warrantor prior to the third anniversary of the Completion Date and/or (ii) a claim under the Indemnities as set out in Clause 9.1 (b) or (e) is notified in writing by Purchaser to Warrantor within the period set forth in Clause 8.5 (a);

         (b) the total liability of Seller and Warrantor together in respect of the Indemnities is limited to 40% (forty percent) of the Purchase Price;

         (c) the liability Seller and Warrantor under the Indemnities shall be reduced by any received Tax benefit, prepayment or cancellation or reduction of any provision in the Accounts or the Effective Date Balance Sheet to the extent that such provision was specifically made for matters directly in consequence of the matters giving rise to the breach concerned and provided further that the liability shall only be reduced by the amount with which the relevant provision has been cancelled or reduced; and

         (d) no liability shall exist for claims to the extent that such claims would not have arisen but for (i) any change in the applicable law or taxes or interpretation thereof (whether or not such change purports to have retroactive effect), or (ii) any change in the accounting policies of the Company (unless required by law).

9.4 The provisions of Clauses 8.8 through 8.12 shall apply MUTATIS MUTANDIS to this Clause 9.

10       ESCROW ACCOUNT

10.1 As a continuing security for the due and punctual fulfilment by Seller and Warrantor of their obligations and liabilities under Clauses 8 and 9, Parties shall open an account with a first class Netherlands Bank (the "ESCROW AGENT") under a number to be specified at Completion(the "ESCROW ACCOUNT"), in the joint name of Purchaser, Seller and Warrantor with sole disposition authority vested in the Escrow Agent.

10.2 At Completion, Parties and the Escrow Agent shall enter into the Escrow Agreement in the form attached hereto as SCHEDULE 9 (the "ESCROW AGREEMENT").

10.3 The Escrow Amount shall remain in place until 10 Business Days after the later of a final and binding outcome of (i) the NMa investigation, and (ii) the Tax investigation covering the period up to the Effective Date, provided, however, that upon an earlier outcome of the NMa investigation, the Escrow Account shall (after set-off or payment of the relevant fine, if any) to the extent possible be reduced to EUR 5,000,000 (five million Euro). No payments shall be made out of the Escrow Account without either (i) written mutual consent between the Parties, or (ii) a final and binding arbitral award, except for any payments due by Purchaser or any of the Companies under the Indemnities, which shall be made if and when they fall due, subject to reimbursement and payment of interest thereon at the Interest Rate in the event such payments would finally be agreed or determined not to be due by Purchaser or the Companies.

11       SETTLEMENT INTERCOMPANY DEBT AND FISCAL UNITY MATTERS

11.1 Without prejudice to Clauses 11.2 and 11.3, all intercompany account balances and accruals (including receivables and payables) between the Companies on the one hand and all the members of the Seller's Group (excluding the Companies) on the other hand will be settled in full at the Completion Date, provided, however, that the intercompany claims between the Companies on the one hand and all the members of the Seller's Group (excluding the Companies) on the other hand which have arisen in the ordinary course of trading shall be settled in accordance with their applicable terms (i.e., not accelerated). For the avoidance of doubt, the group receivable per the Effective Date in the amount of no less than NLG 85,143,000 (eighty-five million one hundred and forty three thousand Dutch Guilders), shall be paid in full to the Company before or on Completion or shall be used to set-off for the same amount the indebtedness of the Company.

11.2 At Completion, a group Tax receivable for the Company against the Seller ("RECEIVABLE") will arise on the balance sheet of the Company in the amount of NLG 2,854,550 (two million eight hundred fifty-four thousand five hundred and fifty Dutch guilders) (pre-payment by the Companies to Seller regarding Tax over the current financial year). This Receivable is hereby accepted by the Parties. Notwithstanding any other provision in this Agreement, the group payable, included in the Effective Date Balance Sheet, by the Company to Seller or any other member of the Seller's Group (excluding the Companies) relating to Tax over the financial years up to and including 1999/2000, which payable amounts to approximately NLG 10,071,000 (ten million and seventy one thousand Dutch Guilders) shall at Completion be paid into an interest bearing escrow account and shall be released to Seller if and as soon as:

         (a) the relevant Tax authorities have unconditionally and irrevocably confirmed to the Company in writing that the Tax authorities will (i) allow the Company to set-off the amount of NLG 2,854,550 (two million eight hundred fifty-four thousand five hundred and fifty Dutch guilders) (pre-payment by the Companies to Seller regarding Tax over the current financial year) with any Tax due by the Company, or (ii) the relevant Tax authorities have paid to the Company the amount of NLG 2,854,550 (two million eight hundred fifty-four thousand five hundred and fifty Dutch guilders) (pre-payment by the Companies to Seller regarding Tax over the current financial year) directly on behalf of Seller which reduces the Receivable to zero, or (iii) Seller has paid the Receivable to the Company in full; and

         (b) Lyon Investments B.V. can provide the Company (copies of) the (preliminary) assessments corporate income Tax for the financial years 1998/1999 and 1999/2000 raised in the name of Lyon Investments B.V. - in total amounting to at least NLG 12,932,440 (twelve million nine hundred thirty two thousand four hundred and forty Dutch Guilders) - due as a result of the approval of the fiscal unity in the name of Lyon Investments B.V. as per 1 December 1998, and a written confirmation of the Dutch Tax authorities that these assessments have been fully and timely paid;

         provided, however, that if the event mentioned in Clause 11.2 (b) takes place prior to any of the events mentioned in Clause 11.2 (a), the amount mentioned in Clause 11.2 (a) shall be kept in escrow pending fulfillment of any of the events mentioned in Clause 11.2 (a). In the event any of the Companies would become liable to pay any of the amounts mentioned in Clause 11.2 (a) or (b) or any part thereof, the amount in escrow shall be used to pay the same to any of such Companies

11.3 Parties hereby agree that notwithstanding any other provision of this Agreement, the group payable by the Company to Seller or any other member of the Seller's Group (excluding the Companies) relating to Tax over the financial year 2000/2001 will in the Effective Date Balance Sheet be included as "payable to Tax authorities" and shall, therefore, no longer be part of the intercompany payables (and thus not be paid to Seller).

12       RESIGNATION OF SUPERVISORY DIRECTORS

         As of the Completion Date, each of Messrs A.J. Finden-Crofts, , M.W. Hancock and W.C. Momma shall submit his resignation as supervisory director (COMMISSARIS) of the Companies through the execution of the Resignation Letters confirming that he has no claim whatsoever against the Companies.

13       ANNOUNCEMENTS TO THIRD PARTIES

         Parties shall consult and agree in advance with each other on the timing and tenor of any public announcement in relation to this Agreement and the transactions contemplated thereby and they will not divulge the financial or any other terms thereof to any third party, all except as required by law or applicable Stock Exchange Regulations, in which case the Party required to provide information shall first consult with the other Parties.

14       NOTICES AND OTHER ANNOUNCEMENTS TO PARTIES

14.1 Except as otherwise required by law, all notices, announcements, summons and/or communications pursuant to this Agreement shall be delivered to the addresses stated hereunder (or to such other address as a Party has communicated to the other Party in accordance with this Clause 14) by registered mail with return receipt, by courier or by telefax:

         (a)      if directed to Seller or Warrantor: with copy to:

                  The Derby Cycle Corporation       Van Doorne
                  Attn.: Messrs. John Burdett       Attn.: Mr Onno G. Boerstra
                  and S. Goddard                    P.O. Box 75265
                  Raleigh                           1070 AG Amsterdam
                  P.O. Box 75265                    The  Netherlands
                  Triumph Road                      Telefax: + 31 20 6789589
                  Nottingham
                  NG7 2DD
                  United Kingdom
                  Telefax:+44 115 942 0202

         (b)      if directed to Purchaser:         with copy to:

                  Gazelle Holding B.V.              Gilde Buy-Out Fund II B.V.
                  Attn.: The Management             Attn.: Mr Robert Thole
                  Wilhelminaweg 8                   P.O Box 85067
                  6951 BP  Dieren                   3508 AB  Utrecht
                  The Netherlands                   The Netherlands
                  Telefax: +31 313 422558           Telefax:  +31 30 251 5664
                                                    and:

                                                    Allen & Overy
                                                    Attn: Mr Jan Louis Burggraaf
                                                    P.O. Box 75440
                                                    1070 AK Amsterdam
                                                    The Netherlands
                                                    Telefax: +31 20 6741111

14.2 Notices, announcements, summons and/or communications pursuant to this Agreement shall be deemed to have been received at the following moments:

         (a) if sent by registered letter: at the date of delivery evidenced by the return receipt;

         (b) if sent by courier: at the date of delivery by the courier to the addressee; and

         (c) if sent via telefax: at the time of sending evidenced by the dispatch note.

15       FURTHER ASSURANCES AND OTHER PROVISIONS

15.1 The Parties agree to execute such other documents or agreements and provide such other services or to perform such other acts at the request of either Party as may reasonably be necessary for the implementation of this Agreement and the consummation of the transaction contemplated by this Agreement.

15.2 After the date of this Agreement, Seller shall procure that the Companies shall provide Purchaser with all assistance, including access to personnel and books and records (including the working papers of the Companies' accountants), reasonably required or useful in order, amongst other reasons, for Purchaser and its advisors to review and analyse the draft Effective Date Balance Sheet.

15.3 Seller and Warrantor confirm to Purchaser that Seller and Warrantor will not bring any claim against any managing director and/or employee of the Companies in the event of a claim by Purchaser and/or employee of the Companies under this Agreement, except in the event of gross negligence vis-a-vis Seller or Warrantor or fraud or criminal behaviour by such managing director or employee.

15.4 Seller and Warrantor confirm to and agree with Purchaser and the Companies that the Purchase Price will in significant part be used to pay-off creditors (including banks and bondholders) of the Seller's Group Companies.

16       WAIVER OF RIGHT TO RESCISSION

         Parties hereby waive their right to seek rescission (ONTBINDING) or annulment (VERNIETIGING) of this Agreement after Completion.

17       NON-COMPETITION AND CONFIDENTIALITY

17.1 For the purpose of preserving the goodwill element of the Purchase Price, Warrantor undertakes vis-a-vis Purchaser and the Company that it shall, and shall procure that the Seller's Group Companies (excluding the Companies) shall, during a period of three (3) years from the Completion Date refrain in any manner, both directly and indirectly, from conducting business activities (being manufacturing, assembling, marketing, distributing and selling of bicycles) in The Netherlands which compete with the current activities of the Company.

17.2 Notwithstanding the aforegoing, Warrantor shall in the first year after the Completion Date have the right, in the manner as it deems fit, to directly or indirectly sell or licence for sale in The Netherlands (i) 7,000 units of traditional Raleigh bikes, and (ii) to sell or licence for sale 13,000 units of non-traditional bikes, such as mountain and all terrain bikes. In the second and third year after the Completion Date these sales may be increased with 10% (ten percent) annually.

17.3 Notwithstanding the right to claim full damages, in the case of a breach relating to Clauses 17.1 and 17.2 which has not been rectified within a period of 10 days after Warrantor having received written notice to that effect from Purchaser, Warrantor shall pay to Purchaser a penalty of EUR 150,000 (one hundred and fifty thousand Euro) to be increased by EUR 15,000 (fifteen thousand Euro) for each day that such breach continues.

17.4 Warrantor undertakes vis-a-vis Purchaser and the Company, and shall procure that the Seller's Group Companies (excluding the Companies) shall, during a period of one (1) year from the Completion Date refrain, both directly and indirectly, from soliciting or in any way retaining the services of employees of the Company or inciting employees to terminate their employment agreement with the Company or inducing any supplier or customer of the Company to cancel or to change the terms and conditions of their business with the Company.

17.5 Except in so far as is legally required, Seller and Warrantor shall not directly or indirectly use, publicise or otherwise make available to third parties any information with respect to any confidential or secret aspect of the business of the Company or with respect to customers, suppliers, persons or institutions which do business with the Company, regardless of whether such information is confidential or secret.

18       BINDING EFFECT; ASSIGNMENT AND TRANSFER OF CONTRACT RIGHTS

18.1 All terms, provisions, Warranties, covenants and conditions of this Agreement shall only be binding upon and inure to the benefit of and be enforceable by the Parties hereto after this Agreement has been signed by all Parties.

18.2 Unless otherwise provided for herein, none of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of all of the Parties, provided that, after Completion, either Party (and any successor in title thereto) may assign and transfer all its rights hereunder to any of its group companies and may assign and transfer all its rights hereunder to banks or financial institutions

         (including the granting of any security rights thereon) designated by either Party or any successor in title for that purpose.

18.3 Purchaser's shareholders, as referred to in Clause 2.3, shall be entitled to assign and transfer all their rights and obligations hereunder to Purchaser.

19       PARTIAL INVALIDITY

         In the event that one or more provisions of this Agreement appears to be non-binding, the other provisions of this Agreement will continue to be effective. The Parties are obliged to replace the non-binding Clauses with other Clauses that are binding, in such form and manner that the new Clauses differ as little as possible from the non-binding Clauses, taking into account the object and the purpose of this Agreement.

20       FEES AND COSTS

         Each Party shall bear its own costs and advisory fees in connection with the preparation of and the entering into of this Agreement and the execution of any other agreements, (notarial) deeds or other documents pursuant thereto. Without prejudice to the generality of the foregoing, the costs in connection with the preparation and execution of the Deed of Transfer and the wiring of the monies due hereunder shall be borne by Purchaser.

21       ENTIRE AGREEMENT

21.1 The recitals to this Agreement, the Schedules and the Annexes form an integral part of this Agreement. This Agreement can be amended or supplemented only by an instrument in writing signed by the Parties.

21.2 This Agreement contains all of the agreements between the Parties with respect to the transactions contemplated by this Agreement and supersedes all earlier written and/or oral agreements with respect to the subject matter(s) hereof.

22       APPLICABLE LAW, DISPUTE SETTLEMENT AND CONFLICT OF INTEREST

22.1 The laws of The Netherlands are applicable to this Agreement and any further agreements resulting therefrom.

22.2 Any differences or disputes arising out of this Agreement and any further agreements resulting therefrom, including differences or disputes concerning the existence and validity thereof, which cannot be settled amicably, shall be finally determined in accordance with the Rules of the Netherlands Arbitration Institute. Such arbitration shall take place in Amsterdam, The Netherlands, and the proceedings shall be conducted in the English language. The arbitral panel shall be composed of three arbitrators. The arbitrators shall decide in accordance with the rules of law.

22.3 Purchaser acknowledges that the Notary is associated with the law firm Allen & Overy, being the external advisors to Purchaser. With reference to Section 10 of the "RICHTLIJNEN MET BETREKKING TOT SAMENWERKING VAN NOTARISSEN ONDERLING EN MET ADVOCATEN", as adopted by the Board of the Royal Professional Organisation of Notaries (KONINKLIJKE NOTARIELE BEROEPSORGANISATIE), Seller and Warrantor hereby explicitly consent to Allen & Overy 's acting for and advising Purchaser in respect of this Agreement and possible further agreements and possible disputes resulting therefrom.

23       COUNTERPARTS

         This Agreement may be signed in any number of counterparts all of which, when taken together, shall constitute one and the same document.


Signed in twofold in Amsterdam on the date first written above.




DERBY NEDERLAND B.V.

/s/ Alan J. Finden-Crofts
-------------------------------
by: Alan J. Finden-Crofts
title: CEO



GAZELLE HOLDING B.V.

/s/ Klaas Dantuma
-------------------------------
by: Klaas Dantuma
title: Managing Director



THE DERBY CYCLE CORPORATION


/s/ Alan J. Finden-Crofts
--------------------------------
by: Alan J. Finden-Crofts
title: CEO

                                   SCHEDULE 7


                                   WARRANTIES







                                  draft, dated
                                  15 June 2001

                                   Van Doorne
                              De Lairessestraat 133
                                 P.O. Box 75265
                                1070 AG Amsterdam
                                 The Netherlands

2

                                      INDEX


Clause                                                                      Page

1     Corporate................................................................2
2     The Shares and the Subsidiary Shares.....................................2
3     Accounts and Management Accounts.........................................3
4     Position since Last Accounting Date......................................3
5     Taxes....................................................................4
6     Real estate..............................................................4
7     Assets...................................................................5
8     Intellectual property rights.............................................6
9     Directors and employees..................................................6
10    Indebtedness.............................................................7
11    Insurance................................................................7
12    Agreements...............................................................7
13    Litigation...............................................................8
14    Licences.................................................................8
15    IT.......................................................................9
16    Accuracy and correctness.................................................9

                                     ANNEXES

NUMBER

1.       Articles of Association of the Company and the Subsidiary
2.       Extracts of the Commercial Register
3.       Real Estate......................................................
4.       Intellectual Property Rights.....................................
5.       Directors and Employees..........................................
6.       Employee Benefit Plans...........................................
7.       Insurance........................................................
8.       Capital Expenditures ............................................
9.       Litigation.......................................................
10.      Projected Balance Sheet

                                   WARRANTIES

1        CORPORATE

1.1 The Company is a private company with limited liability (BESLOTEN VENNOOTSCHAP MET BEPERKTE AANSPRAKELIJKHEID) duly incorporated and validly existing under the laws of The Netherlands with all requisite power to carry on its business as presently conducted. The Subsidiary is a public company with limited liability (NAAMLOZE VENNOOTSCHAP) duly incorporated and validly existing under the laws of The Netherlands with all requisite power to carry on its business as presently conducted

1.2 The full text of the Articles of Association (STATUTEN) of the Company and the Subsidiary currently in force are attached as ANNEX 1 and no decision to amend the same has been made.

1.3 The Company and the Subsidiary are duly registered with the Commercial Register of the competent Chamber of Commerce (HANDELSREGISTER VAN DE KAMER VAN KOOPHANDEL) in accordance with Dutch law. The information reflected in the extracts of the Commercial Register in respect of such registration attached as ANNEX 2 is true and accurate. The Company and the Subsidiary have properly filed all documents with the Commercial Register required under Dutch law and no penalties have been incurred in connection with the timing of these filings.

1.4 Neither the Company nor the Subsidiary has been or is involved in proceedings for (i) a legal merger (FUSIE within the meaning of Section 2:309 of the Netherlands Civil Code), (ii) a legal split (SPLITSING within the meaning of Section 2:334a of the Netherlands Civil Code),
         (iii) its dissolution (ONTBINDING), (iv) its liquidation (VEREFFENING),
         (v) its bankruptcy (faillissement), (vi) suspension of payment (SURSEANCE VAN BETALING) and/or (vii) the offering of a settlement agreement to its creditors outside bankruptcy.

1.5 All books of account and other financial and material records of the Company and the Subsidiary have been fully, properly and accurately kept in accordance with the law.

2        THE SHARES AND THE SUBSIDIARY SHARES

2.1 The Shares constitute the entire issued share capital of the Company, consisting of 2,500 ordinary shares, numbered 1 through 2,500, with a par value of NLG 1,000 each. The Company has full legal and beneficial title to the Subsidiary Shares, consisting of 210 ordinary shares, numbered 1 through 210, with a par value of NLG 500 each.

2.2 The Shares and the Subsidiary Shares are free and clear of any and all pledges, attachments, usufructs and other encumbrances.

2.3 There are no outstanding options or rights under which third parties could demand the issue, sale, transfer and/or encumbrance of any shares in the Company or the Subsidiary, by conversion or otherwise (except as contemplated by this Agreement).

2.4 The Shares and the Subsidiary Shares have been validly issued and fully paid-up in accordance with all requirements of Dutch law.

2.5 No depository receipts of shares (CERTIFICATEN VAN AANDELEN) have been issued in respect of the Shares or the Subsidiary Shares with or without the co-operation of the Company or the Subsidiary, respectively, and no share certificates have been issued.

2.6 No management charges, group charges, dividends, interim dividends or other distribution, whether paid or still outstanding, have been declared on any of the Shares since the Last Accounting Date, nor does any other right exist to distribution from or payment based upon reserves or profits of the Company.

3        ACCOUNTS AND MANAGEMENT ACCOUNTS

3.1 The Accounts (i) comply with all applicable statutory and legal requirements in force at the time of their preparation and adoption,
         (ii) have been prepared in accordance with generally accepted accounting principles in The Netherlands, which accounting principles have been applied on a basis consistent with previous years, and (iii) provide such a view as enables the forming of a sound judgement on the assets and liabilities and results of the Company and, insofar as the nature of the Accounts permits, of their solvency and liquidity.

3.2 The Accounts truly and fairly (GETROUW), clearly (DUIDELIJK) and systematically (STELSELMATIG) reflect (i) the net assets (VERMOGEN) and composition of the assets and the liabilities of the Company as of the Last Accounting Date and (ii) the results for the financial year ended on the Last Accounting Date.

3.3 The Management Accounts and the Projected Balance Sheet attached hereto as ANNEX 10 have been prepared in accordance with the same accounting principles as those that have been applied by the Companies to the management accounts in previous years. The Management Accounts and the Projected Balance Sheet are not affected by unusual or non-recurring items. The Management Accounts - INTER ALIA - reflect the dividend payment in the amount of NLG 8,185,000 (eight million one hundred and eighty five thousand Dutch Guilders), which was made on 1 June 2001 and the sale and transfer of the houses as referred to in Clause 6.1 hereof.

3.4 As per the Last Accounting Date and the Effective Date, respectively, there are, to the best of Warrantor's knowledge, in respect of the Companies no liabilities other than those included or provided for in full in the Accounts and the Effective Date Balance Sheet, respectively, or in the explanatory notes thereto.

4        POSITION SINCE LAST ACCOUNTING DATE

4

4.1 Since the Last Accounting Date, the Companies have conducted their business and affairs prudently and in a manner consistent with past practice and since then no significant capital expenditures or commitments have been entered into other than those in the ordinary course of business or as disclosed in the Disclosure Letter.

4.2 To the best of Warrantor's knowledge, since the Last Accounting Date no events have occurred which have a material adverse change (financially or otherwise) on the business condition, assets, liabilities and/or results of the Companies compared with such position as of the Last Accounting Date.

4.3      Since the Last Accounting Date and except as disclosed:

         (a) none of the Companies has entered into any unusual contract or commitment or has otherwise departed from its ordinary course of business;

         (b) other than in the ordinary course of business, no asset of a value or price in excess of EUR 200,000 (two hundred thousand
                  Euro) has been acquired or disposed of or agreed to be acquired or disposed of by any of the Companies;

         (c) there has been no disposal of any asset or supply of any service or business facility of any kind by any of the Companies in circumstances where the consideration actually received or receivable for the disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

         (d) no shareholders resolution has been passed by any of the Companies.

5        TAXES

5.1 The Companies and the other relevant companies forming part of the fiscal unity that the Companies belong to or have belonged to, have duly and timely filed all returns and statements with respect to all Taxes for any period for which returns and statements had to be filed.

5.2 The Companies have withheld all Taxes as legally required and has either timely paid all Taxes in full or have made full provision therefor in the Management Accounts and the Effective Date Closing Balance Sheet.

5.3 The Companies and no other relevant company forming part of the fiscal unity that the Companies belong to have not received any demand nor have any fines or penalties been imposed relating to the filing of returns and statements concerning Taxes or relating to the payment thereof.

5.4 The Companies are not subject to any special regime regarding Taxes and they have not concluded any agreement, ruling or compromise with any Tax authority.

6        REAL ESTATE

6.1 The Companies do not lease or own any land or buildings, except as stated otherwise in ANNEX 3 ("REAL ESTATE"). The eight houses previously owned by the Company and the Subsidiary, respectively, were sold and transferred to Stichting Pensioenfonds Gazelle on 31 May 2001 for an aggregate purchase price of NLG 1,500,000 (one million five hundred thousand Dutch Guilders) and neither the Company nor the Subsidiary has any remaining liabilities in relation to this sale and transfer, except for the Tax liability in the amount of NLG 525,000 (five hundred twenty-five thousand Dutch Guilders) resulting from the profit realised on this sale.

6.2 Except for the security rights mentioned in the Accounts which will be released in full at Completion, the Companies have full legal and beneficial title to the Real Estate, free and clear from any encumbrances.

6.3 All Real Estate are, subject to normal wear and tear, in such operating condition and repair that they are suitable for the purposes for which they are presently being used. No major repairs are planned or required for which no accrual or provision has been made in the Accounts.

6.4 There is not any soil or groundwater pollution relating to the Real Estate other than the pollution indicated in the reports mentioned in the Disclosure Letter under paragraph 2.4.

6.5 Except as set forth in paragraph 2.21of the Disclosure Letter, none of the Companies has done or omitted to do anything which is a contravention of any law, regulation or the requirement of any regulatory body giving rise to any fine, penalty, or other liability on the part of such relevant Company.

7        ASSETS

7.1 Except for the security rights mentioned in the Accounts, which will be released in full at Completion, the Companies have full legal and beneficial title to the assets which are accounted for therein, free and clear from any encumbrances.

7.2 All assets owned or leased by the Companies or otherwise applied by the Companies in their business are, subject to normal wear and tear, in such operating condition and repair that they are suitable for the purposes for which they are presently being used. No major repairs are planned or required for which no accrual or provision has been made in the Accounts. All plants and equipment have not been defective in the past two years prior to the Completion Date, resulting in losses, expenses or loss of production. All plants and equipment have been properly maintained and serviced and, to the best of Warrantor's knowledge, comply with all relevant laws and regulations, including health and safety protection.

7.3 There are no redundant, obsolete, unsaleable, deteriorated or slow moving stock, other than provided for in the Accounts and the Effective Date Balance Sheet. The assets comprise all the assets necessary for the business of the Companies as presently conducted.

6

7.4 The Companies have not manufactured or sold products which are or became dangerous, faulty or defective or which do not comply with any warranty or representation made by any of the Companies in relation to such products.

8        INTELLECTUAL PROPERTY RIGHTS

8.1 The Companies have the legal and beneficial title to the trade marks and logo's, trade names and other industrial and intellectual property rights in the manner and as specified in ANNEX 4 (the "INTELLECTUAL PROPERTY RIGHTS"), which also specifically sets forth any encumbrances on the Intellectual Property Rights. No other intellectual property rights are required for the business of the Companies as presently conducted and there are no intellectual property rights vested in Seller or any of Seller's Group Companies (other than the Companies) which the Companies would need to continue their business as presently conducted.

8.2 The Intellectual Property Rights are valid and continuing, have been properly maintained and protected and (where necessary) renewed, and will not be altered or impaired by the consummation of the transactions contemplated by this Agreement.

8.3 The Companies have not entered into any sort of agreement granting to or obtaining from third parties a right to the Intellectual Property Rights, save as disclosed in paragraph 2.9 of the Disclosure Letter.

8.4 To the best of Warrantor's knowledge, no activities of the Companies (or of any licensee under any licence granted by the Companies) infringe any intellectual property rights of any third party and no claim has been made against the Companies or any such licensee in respect of such infringement, save as disclosed in paragraphs 2.10 and
         2.18 of the Disclosure Letter.

8.5 None of the Companies is aware of any unauthorised use by a third party of any Intellectual Property Rights.

9        DIRECTORS AND EMPLOYEES

9.1 All directors (BESTUURDERS) and employees of the Companies, including employees receiving sickness benefits or disability benefits or similar benefits, are listed in ANNEX 5, along with, for each director and employee, his or her function and salary. No director or employee is entitled to any benefit or payment in connection with the consummation of the transactions contemplated by this Agreement.

9.2 The basis of remuneration of and other terms of employment applicable to the directors and the employees do not differ from those in force at the Last Accounting Date, and, with respect to the employees only, except for the annually recurring salary increases pursuant to the applicable labour agreements or otherwise.

9.3 All employee benefit, bonus or profit sharing plans, pension arrangement, early retirement arrangement and other similar arrangements which the Companies maintain or contribute to are listed in ANNEX 6 ("EMPLOYEE BENEFIT PLANS"). All premiums and charges required to be paid in connection with the Employee Benefit Plans, have been paid in full or full provision therefor has been made in the Management Accounts and the Effective Date Balance Sheet to enable the Companies to meet all their obligations for all liabilities, calculated as per the Effective Date Balance Sheet, whether actual, conditional or unconditional, in respect of the Employee Benefit Plans (including without prejudice to the generality of the foregoing so called back service liabilities), and such Employee Benefit Plans have been maintained and operated in accordance with all applicable laws and regulations and with the terms and conditions of the respective plan documents.

9.4 The Companies have at all relevant times complied with all laws pertaining to the works council and health and safety agreements relating to the employment of its employees. No employee or director has been given notice of termination of his employment, and to the best of Warrantor's knowledge, there is no liability vis-a-vis present or former employees whether for termination of employment, personal injury, labour related illness or otherwise and no payments relating thereto are due or have been made since 1999.

10       INDEBTEDNESS

         Except as shown in the Management Accounts and the Effective Date Balance Sheet, the Companies have not assumed any liability for any of the present or future debts of any person, including present or former affiliated persons (which include, for the avoidance of doubt, companies belonging to the Seller's Group), nor has it given any guarantee or indemnity in respect of the discharge of the present or future liabilities or the performance of any of the obligations of any other person, including present or former affiliated persons. None of the Companies has lent any money which has not been repaid, nor does it own the benefit of any debt (whether present or future) other than debts accrued in the ordinary course of business.

11       INSURANCE

11.1 All policies of insurance maintained by the Companies or in the Companies' name as insured or as beneficiary are listed in ANNEX 7, along with the name of the insurer, coverage, premium and expiration date.

11.2 All insurances listed are valid and the Companies have complied with their obligations thereunder. There are no pending claims against any insurer and no insurer has denied liability, except as set forth in paragraph 2.13 of the Disclosure Letter. No notice of cancellation, non-renewal, increase of premium, imposition of new conditions for any insurance has been received by any of the Companies.

12       AGREEMENTS

12.1 The Companies have not been notified of a breach of any agreement to which they are a party and Warrantor is not aware of any party intending to terminate its agreement with the Companies as a consequence of the transaction contemplated by this Agreement.

8

12.2 No party (including each of the Companies) to any agreement with the Companies is in breach of such agreement nor does any event or condition exist which after notice or lapse of time or both would constitute such breach and no approval or consent of any person is needed to continue any agreement to which any of the Companies is a party in full force and effect following the transactions contemplated hereby. There are no agreements with any other company of Seller's Group

12.3 None of the Companies is a party to agreements that are not at arms' length, agreements that are incapable of performance or resulting in a loss or agreements outside the ordinary course of its business and there are no commitments requiring material capital expenditures following Completion other than ANNEX 8.

12.4 The Companies are not subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any governmental department or similar entities.

12.5 None of the Companies is a party to any joint venture, partnership or other co-operation agreement, except as set forth in paragraph 2.17 of the Disclosure Letter.

12.6 There are no relationships whatsoever between Seller, Seller's Group Companies and the Companies which would prevent any of the Companies to continue its business on a stand alone basis.

13       LITIGATION

13.1 All civil, criminal, fiscal or administrative litigation (including - without limitation - arbitration proceedings and/or proceedings regarding notices of objections (BEZWAARSCHRIFTPROCEDURES)) in which the Companies are a party, are listed in ANNEX 9. Warrantor is not aware of any threatened litigation against the Companies.

13.2 None of the Companies is subject of any investigation of any governmental or other regulatory body, including tax and competition authorities, except as set forth in the paragraph 2.21 of the Disclosure Letter.

13.3 None of the Companies has done or omitted to do anything which is in contravention of any law, regulation or the requirements of any regulatory body giving rise to any fine, penalty or other liability on the part of such relevant Company.

14       LICENCES

         To the best of Warrantor's knowledge, the Companies possess all licences, permits, permissions and exemptions required to exercise their business and do not contravene the conditions of such licences, permits, permissions and exemptions, and have not been notified of any withdrawals, changes or revisions of such licences, permits, permissions and exemptions or the conditions thereof. To the best of Warrantor's knowledge, there are no facts or circumstances which may lead to such withdrawal, changes or revisions.

15       IT

         The computer and telecommunications facilities, the software and the databases used by each of the Companies, are adequate for operational and business requirements of the Companies. All data and information of the Companies are recorded, stored, maintained and operated or otherwise held exclusively by the Companies and are not wholly or partially dependent on any facility or means, which are not under the exclusive ownership or control of the Companies.

16       ACCURACY AND CORRECTNESS

         The Disclosed Information is correct in all material respects and Warrantor has to the best of its knowledge not withheld any information from Purchaser which could be relevant for a prospective purchaser of the Companies.